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Decoding the Wealth Mystery: IPDN to Host International Capital Forum on December 1st 2018

CHICAGO — November 30, 2018 — Professional Diversity Network, Inc. (NASDAQ: IPDN), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, plan to host its second annual International Capital Forum at the Empark Grand Hotel in Beijing on December 1st, 2018. About 1,000 business professionals are expected to attend this year.

The theme of the forum is “Decoding the Wealth Mystery”. Co-organized by IPDN and its partner China Fortune Media Group, this year’s forum will feature keynote speaker Michael Woods. Mr. Woods is the former Chief Executive Officer and Chief Operating Officer of Rothschild & Co. Asset Management Inc. in North America, and he is now Chairman and Co-Founder of Monsoon Blockchain Storage Company. He will deliver a keynote speech on “Global Wealth Strategies in the New Economy”.

A group of government officials, leading scholars and business elites are also invited to speak and discuss trending topics, including cross-border investment, individual, family and business wealth management and asset allocation, blockchain technology, semiconductor strategy, and business opportunities offered by the changes in the financial industry around the globe.

Star Jones, U.S. TV personality and President of IPDN, along with Michael Wang, CEO of IPDN, will co-host a private reception and dinner on the evening of December 1 for China’s top business leaders, government officials, leading entrepreneurs and influential thought-leaders. James Song, Executive Chairman of IPDN, James Kirsch, Non-Executive Chairman of IPDN and Stephen A. Orlins, president of the National Committee on United States-China Relations will participate the event.

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

“Currently under meticulous preparations, this international forum will bring together world-class scholars, star entrepreneurs and seasoned investors,” said Michael Wang, CEO of IPDN. “With a special focus on family office and wealth management this year, we are expecting to bring fresh observations and insights of this heavily talked about topic. More importantly, in addition to helping our members of the Business Club on international M&A, investment, and financing, we are providing them resources on wealth management and preservation for family and business, which will bring in new revenue stream and profits to the company.”

“We stand on the brink of a technological revolution that will fundamentally alter the way we live, work, and relate to one another. In its scale, scope, and complexity, the transformation will be unlike anything humankind has experienced before. It will no doubt create a “new economy,” said Star Jones, President of IPDN. We are thrilled Michael Woods will bring his unique expertise to our international forum.

“The 4th Industrial Revolution impact on businesses has developed over the past few years from the corporate investment and research stage into an infrastructure implementation and revenue impact stage. This implementation stage is already having a dramatic impact on society as a whole. I applaud IPDN’s management team and Star Jones’ focus during this international forum to shine a spotlight on the incredibly fast movement of technology enhancements which significantly impacts us all.” Said Michael Woods, Chairman and Co-Founder of Monsoon Blockchain Storage Company.

Last year, IPDN successfully launched its first annual International Capital Forum in Beijing. Mr. Bruce Aust, Vice Chairman of Nasdaq and Mr. Stephen Orlins, President of the National Committee on United States-China Relations, were invited to give keynote addresses along with a group of Chinese business leaders. The Forum was well received and drew over 4000 paid participants both in person and online from around the globe.

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

IR Contact:

Dragon Gate Investment Partners, LLC

Tel: +1 (646)-801-2803
Email: ipdn@dgipl.com

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